Exhibit 10.1
FEDERAL SIGNAL CORPORATION
RELEASE AND SEVERANCE AGREEMENT
This Release and Severance Agreement (the “Agreement”) will confirm the understanding of Federal Signal Corporation and William H. Osborne (“Employee”) in connection with the termination of Employee’s employment with Federal Signal Corporation (the “Company”) and his resignation from the Company’s and any of its subsidiaries’ Boards of Directors. We have reached Agreement upon the following arrangements.
The effective date of Employee’s resignation as President and Chief Executive Officer of the Company and as a director of the Company’s and any of its subsidiaries’ Boards of Directors, which resignations will be treated for all purposes as a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and applicable regulations) with the Company without cause, will be October 29, 2010 (the “Separation Date”). The Company agrees to pay Employee the following severance benefits (“Severance Benefits”) upon his resignation, which will be identical to those severance benefits Employee would be entitled to receive if his separation from service was deemed to be a termination of employment by the Company without “Cause” pursuant to Employee’s Amended and Restated Employment Agreement, dated December 31, 2008 (the “Restated Employment Agreement”):
1)	the lump-sum cash payment on or before November 28, 2010 of any accrued and unpaid salary owed to Employee plus any accrued and unpaid days off and unreimbursed business expenses owed to Employee, less any applicable taxes including federal, state and local employment withholding taxes that are payable in connection with this amount.

2)	the cash payment in 12 consecutive monthly installments of $110,500 on or prior to the tenth (10th) day of each month beginning in the month of November 2010 and ending in the month of October 2011, the aggregate of such monthly payments being an amount (i.e., $1,326,000) equal to the sum of (i) Employee’s current Base Salary ($663,000), and (ii) Employee’s target annual bonus for 2010 ($663,000), less any applicable taxes including federal, state and local employment withholding taxes that are payable in connection with this amount.

3)	the lump-sum cash payment on or before November 28, 2010 of $548,564.38, which is the amount equal to Employee’s unpaid 2010 target short-term incentive plan bonus (i.e., $663,000) prorated by dividing the number of days in 2010 that Employee was employed by the Company (i.e., 302) by 365, less any applicable taxes including federal, state and local employment withholding taxes that are payable in connection with this amount.
The Company will also continue Employee’s automobile allowance at the current rate of $1,150 per month for 12 consecutive months beginning in the month of November 2010 and ending in the month of October 2011. Such payments will be made on or prior to the tenth (10th) day of each month.
In addition, the Company agrees to pay on Employee’s behalf up to $50,000 in executive outplacement services to one or more firms chosen by Employee and acceptable to the Company provided that such expenses are incurred no later than December 31, 2011. Such expenses shall be reimbursed as soon as practical after an expense report is completed and submitted to the Company for approval; provided such expense report must be received by the Company no later than December 31, 2012.

The Company also agrees to continue any applicable medical, dental and prescription drug insurance coverage that Employee, his spouse and other dependents are enrolled on Employee’s Separation Date for 18 months following the Separation Date at the same coverage levels and cost to Employee as were in effect on Employee’s Separation Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) (the “COBRA Rate”). In order to be eligible for this benefit, Employee must complete all necessary documentation within the prescribed time period after the Separation Date. The Company will reimburse Employee on a monthly basis in an amount equal to the difference between the COBRA Rate and the premium rate for these benefits as is in effect for Employee as of the Separation Date. Employee will receive notification from and shall make monthly COBRA premium payments to Hewitt Associates “Your Benefit Resource” in accordance with Hewitt’s applicable administrative procedures. If Employee fails to make COBRA payments, Employee’s COBRA coverage will be cancelled. Notwithstanding the foregoing, during the eighteen (18) months the Company is obligated to continue the medical, dental and prescription drug benefits under the terms of this Paragraph, such benefits shall be discontinued immediately if any required premium is not paid in full on time, Employee becomes covered under another group health plan, Employee becomes entitled to Medicare benefits (under Part A, Part B, or both), or the Company ceases to provide any group health plan for its employees. Continuation may also be terminated if for any reason the plan providing such coverage would terminate coverage of a participant or an eligible dependent.
Employee understands that as a condition of receiving these Severance Benefits under this Agreement, Employee is required to sign the general waiver and release in the form included in this Agreement no later than twenty one (21) days after this Agreement is delivered to Employee. No Severance Benefits will be paid to Employee until the release contained herein becomes irrevocable in accordance with its terms. Employee further understands that any vacation pay or other wages due to Employee (with appropriate employment taxes withheld) will be paid regardless of whether Employee signs the general waiver and release contained herein and the receipt of such vacation pay and wages is in no way contingent upon the signing of this Agreement. Nothing herein shall change or have an effect on any wages, pension, retirement or other employee benefits Employee may be entitled to under any Company retirement or benefit programs. Any monies owed the Company by Employee may be deducted from the monies and the Severance Benefits in accordance with applicable law. The Severance Benefits shall not be considered or counted as “compensation” for purposes of any of the Company’s welfare or pension benefit plans which provide benefits based, in any part, on compensation.
The Company makes this Agreement to avoid the cost of defending any possible lawsuit. Employee acknowledges that by making this Agreement the Company does not admit that it has done anything improper or wrong. Employee understands that he has a period of twenty one (21) days to review and consider this Agreement before signing it. He may use as much of this 21-day period as he wishes in making his decision. Employee further acknowledges that he may revoke the signed Agreement within seven (7) days after its signing. Any such revocation must be in writing and received by Jennifer Sherman in the Legal Department at Federal Signal Corporation in Oak Brook, Illinois within the seven (7) day period. Payment of the Severance Benefits described above will only be paid after this Agreement becomes binding, which takes place when the revocation period runs out seven (7) days after the date of Employee’s signature.
Employee is strongly encouraged to consult with an attorney before signing this Agreement, however, whether he does so or not is his decision. Employee acknowledges that he has been advised that he should be represented by an attorney throughout the negotiation of the terms of this Agreement.

In addition, Employee and/or the Company agree to the following terms and conditions:
1.	General Release.
     (a) Employee, on behalf of himself and his heirs, executors, administrators, attorneys and assigns, hereby waives, releases and forever discharges the Company and its subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to Employee’s employment with and/or separation from employment with the Company and/or any of the other Releasees, Employee’s resignation as a director from the Company’s or any of its subsidiaries’ respective Boards of Directors, and/or any other occurrence up to and including the date that Employee signs this Agreement, including but not limited to:
1. claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act (to the extent permitted by law), the Vietnam Era Veterans Readjustment Assistance Act, the Sarbanes-Oxley Act of 2002, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
2. claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or
3. any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims for attorney’s fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his employment with and/or separation from employment with the Company and/or any of the other Releasees.
Employee understands and agrees that he is releasing the Company from any and all claims by which he is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by him or on his behalf. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which, by express or unequivocal terms of law, may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Employee signs this Agreement. Nor shall this Agreement preclude Employee from challenging the validity of the Agreement under the ADEA.

     (b) The Company hereby waives, releases and forever discharges any and all known and unknown actions, causes of action, claims or liabilities of any kind the Company may now or in the future have against Employee in any way arising out of, based upon or relating to (i) Employee’s employment or directorships with the Company or any of its subsidiaries, or the termination of or resignation from such employment or directorships, (ii) any promise, policy, agreement, action or conduct of Employee to date, or (iii) any fact occurring prior to this date, except for rights, claims, causes of action and claims for liability against Employee in any way based any fraud or willful misconduct by Employee (“Retained Claims”). Notwithstanding anything contained herein to the contrary, this release does not include (and the Company does not release) any Retained Claims, any claim for breach of this Agreement or any confidentiality, non-solicitation or non-competition agreement signed by Employee, or any claims arising out of actions or omissions after the date of this Agreement.
     2. Covenant Not to Sue. Except for those claims, causes of action or rights explicitly excluded from release in Paragraph 1 above, Employee agrees that he will never file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of employment with the Company, the cessation of employment or directorships, the compensation or benefits payable in connection with employment or directorships or termination of employment or directorships, or any other interaction with the Company prior to the parties’ execution of this Agreement. Should Employee violate any aspect of this Paragraph, Employee agrees: (a) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (b) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Employee that breaches this Agreement, including reasonable attorneys’ fees; (c) to pay all costs and expenses incurred by the Company in seeking enforcement of this Agreement, including reasonable attorneys’ fees; and (d) to return the Severance Benefits paid pursuant to this Agreement, less $500, within fourteen (14) days of written demand by the Company. In the event this reimbursement provision is triggered, Employee agrees that the remaining provisions of this Agreement shall remain in full force and effect.
     3. Further Release and Acknowledgment. To the extent permitted by law, Employee further waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment or directorships with and/or separation from employment or directorships with the Company and/or any of the other Releasees. Employee also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim. Employee acknowledges and agrees that the Company’s provision of the Severance Benefits to him and his signing of the Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company has or admits any liability to Employee whatsoever.

     4. No Reinstatement. To the extent permitted by law, Employee further waives, releases, and discharges Releasees from any reinstatement rights which he has or could have.
     5. Non-Disparagement, Confidentiality, Cooperation, Non-Competition and Non-Solicitation. Employee will not make any legally impermissible statements or representations that disparage, demean, or impugn the Company, including without limitation any legally impermissible statements impugning the personal or professional character of any current or former director, officer, employee or consultant for the Company. The Company will not make any legally impermissible statements or representations that disparage, demean, or impugn Employee, including without limitation any legally impermissible statements impugning the personal or professional character of Employee.
Employee agrees from and after the Separation Date to keep strictly confidential the existence and terms of this Agreement, and further agrees that he will not disclose them to any person or entity, other than to his immediate family, his attorney, and his financial advisor, or except as may be required by law. In addition, Employee will keep confidential any confidential and/or proprietary information and trade secrets of or relating to the Company or any of its subsidiaries and affiliates (and includes information the disclosure of which might be injurious to those companies), including but not limited to confidential information concerning personnel of the Company or any of its subsidiaries or affiliates, confidential financial information, customer or customer prospect information, confidential information concerning temporary staffing candidates, employees and personnel, employee and customer lists and data, methods and formulas for estimating costs and setting prices, research results (such as marketing surveys or trials), confidential software, enhancements and developments, cost data (such as billing, equipment and programming), cost projection models, compensation information and models, business or marketing plans or strategies, new products or marketing strategies, deal or business terms, budgets, vendor names, programming operations, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results of internal analyses, computer programs and programming information, techniques and designs, internal valuations of the Company’s assets and trade secrets.
Employee acknowledges that after his Separation Date, he shall not represent himself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, supplier, vendor or any other party with whom Employee has had contact while performing his duties as an employee or consultant of the Company.
Employee further agrees that for a period of eighteen (18) months following Employee’s Separation Date, Employee will not, without the prior written consent of the Company, engage directly or indirectly (as an officer, employee, agent, partner, director, consultant, independent contractor, or in any other capacity) in any business or enterprise which is in competition with the Company or its successors or assigns. A business or enterprise will be deemed to be in competition with the Company if the business or enterprise or its subsidiaries is engaged or provides services or products of a type which at Employee’s Separation Date are marketed, sold or provided by the Company or any of its subsidiaries or affiliates (including but not limited to any product or service which the Company or any such other entity is developing) within any state within the United States of America or any country where the Company or any such subsidiary or affiliate then provides or markets (or at the Separation Date, has taken substantial steps toward providing or marketing) any service or product.. This non-compete provision does not prevent Employee from making passive investments, not to exceed 5%, in any enterprise where Employee’s services or advice is not required or provided.

For a period of eighteen (18) months following Employee’s Separation Date, Employee further agrees that he will not, directly or indirectly, solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away or establish a business with any then-current officer, office manager, staffing coordinator or other supervisory or non-managerial personnel who are employed in a clerical or maintenance position or any such person who was employed by the Company or its subsidiaries or affiliates within the twelve (12) months immediately prior to Employee’s Separation Date and Employee will not suggest to or discuss with any such employee the discontinuation of the employee’s status or employment with the Company or its subsidiaries or affiliates or such employee’s employment or participation in any activity in competition with the Company or any of its subsidiaries or affiliates.
Employee further agrees from and after the Separation Date to make himself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which Employee was involved during his employment with the Company, including any threatened or actual investigation, regulatory matter and/or litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. To the extent that the Company requests such cooperation and assistance of Employee, the Company will compensate Employee at the rate of $250 per hour for the time spent by Employee in rendering such cooperation and assistance. The Company will take into consideration Employee’s personal and business commitments, will give Employee as much advance notice as reasonably possible, and ask that Employee be available at such time or times as are reasonably convenient to Employee and the Company. The Company also agrees to reimburse Employee for the actual out-of-pocket expenses Employee incurs as a result of his complying with this provision, subject to Employee’s submission to the Company of documentation substantiating such expenses as the Company may require and as is consistent with the documentation necessary and required for reimbursement of business expenses generally by the Company.
     6. Consequences of Breach or Threatened Breach of Non-Disparagement, Confidentiality, Cooperation, Non-Competition and Non-Solicitation Provisions. Employee acknowledges that the provisions of Paragraph 5 are reasonable and not unduly restrictive of his rights as an individual and warrants that as of the date Employee signs this Agreement, Employee has not breached any of the provisions of Paragraph 5. Employee further acknowledges that in the event that he breaches or threatens to breach any of the provisions of Paragraph 5, such breach or threatened breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach or threatened breach would be inadequate. The Company shall be entitled to apply without bond for an injunction to restrain such breach or threatened breach and for such further relief as the courts may deem just and proper. In addition, the Company shall have the right, with prior notice to Employee, to advise any prospective or then-current employer of Employee of the provisions of Section 5 of this Agreement without liability so long as the communication is truthful, correct, reasonably necessary and in compliance with the terms of this Agreement including the non-disparagement provisions. The Company’s right to enforce the provisions of Section 5 shall not be affected by the existence or non-existence of any other similar agreement for any other employee of the Company or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement with any other employee. To the extent that any of the provisions of Section 5 shall be determined to be invalid or unenforceable in any respect or to any extent, the provision shall not be void or rendered invalid in its entirety, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree as will grant the Company the maximum protection and restrictions on Employee’s activities as permitted by applicable law in such circumstances.

     7. Company Property/Expenses. Employee agrees to promptly return to the Company as soon as practicable following the Separation Date all Company property, including, but not limited to, Company car, information technology equipment, including Employee’s lap top computer, mobile phone or personal communication device, documents and records and other physical or personal property of the Company in Employee’s possession or control, and agrees not to keep, transfer or use copies or excerpts of the foregoing items. Employee agrees that all business expenses for which he is entitled to reimbursement will be documented and submitted for approval on a timely basis and any final expenses will be submitted within ten (10) days after the Separation Date.
     8. Reservation of Rights to Indemnification and Director and Officer Liability Insurance for Actions Taken or Omitted while Employee was a Director or Executive Officer. Employee’s right to indemnification to the fullest extent permitted by Delaware General Corporation Law and the Company’s Certificate of Incorporation and By-Laws for expenses (including attorney’s fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any proceeding arising by reason of acts taken or omissions to act occurring while Employee was an executive officer and/or director of the Company or an executive officer or director of any of the Company’s subsidiaries, shall continue unabridged after the Separation Date. In addition, Employee shall be entitled to make claim under any director and officer liability insurance coverage that the Company may have available from time to time for actions or omissions to act by Employee while Employee was an executive officer or director of the Company or an executive officer or director of any of the Company’s subsidiaries.
     9. Time to Consider Agreement. Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement thoroughly and he was encouraged to consult with his personal attorney at his own expense, if desired, before signing this Agreement. Employee further agrees that any changes made to this Agreement will not restart the running of the 21-day period referenced herein.
     10. Time to Revoke Agreement. Employee understands that he may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven-day period to Jennifer Sherman, General Counsel, Federal Signal Corporation, 1415 West 22nd Avenue, Suite 1100, Oak Brook, IL 60523. Employee further understands that if he revokes this Agreement, he shall not receive the Severance Benefits, except for the payment of accrued and unpaid salary, accrued and unpaid days off and unreimbursed business expenses owed to him.
     11. Consideration. Employee also understands that the Severance Benefits (except for the accrued and unpaid salary, the accrued and unpaid days off and the unreimbursed business expenses owed) which he will receive in exchange for signing and not later revoking this Agreement are in addition to anything of value to which he is already entitled.
     12. RELEASE INCLUDES UNKNOWN CLAIMS. EMPLOYEE FURTHER UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EXCEPT FOR CLAIMS FOR INDEMNIFICATION UNDER PARAGRAPH 8 OF THIS AGREEMENT.

     13. Severability. Employee acknowledges and agrees that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.
     14. Governing Law; Arbitration. This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of Illinois shall apply without reference to its conflict of law provisions. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois. Notwithstanding the foregoing, the parties shall have the right and option (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, subject to the conditions and limitations set forth in Section 5.5 of Employee’s Restated Employment Agreement, the terms of which section are incorporated by reference into this Agreement .
     15. Knowing and Voluntary Waiver and Release. Employee further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he voluntarily enters into this Agreement by signing this Agreement. Employee is encouraged to consult with an attorney of his choice at his own expense prior to signing this Agreement.
     16. General Matters. Employee acknowledges and agrees that in signing this Agreement he does not rely and has not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
     The language of all parts of this Agreement shall be construed according to its fair meaning, and not strictly for or against either party. The provisions of this Agreement shall survive any termination of this Agreement when necessary to effect the intent and terms of this Agreement expressed herein.
     No modification of any provision of this Agreement shall be effective unless made in writing and signed by Employee and a duly authorized member of the Board of Directors of the Company. This Agreement shall not be assignable by Employee.
FEDERAL SIGNAL CORPORATION

By	/s/ James E. Goodwin	October 30, 2010
James E. Goodwin
Chairman of the Board

/s/ William H. Osborne		October 29, 2010
William H. Osborne

8